Tel 713.758.2222 Fax 713.758.2346
Exhibit 5.4
June 5, 2009
NRG South Texas LP,
Texas Genco GP, LLC,
Texas Genco Holdings, Inc. and
Texas Genco Services, LP
c/o NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
Registration Statement on Form S-3 (No. 333-157351)
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special Texas counsel to NRG South Texas LP, a Texas limited partnership, Texas Genco GP, LLC, a Texas limited liability company, Texas Genco Holdings, Inc., a Texas corporation, and Texas Genco Services, LP, a Texas limited partnership (collectively, the “Guarantors”), in connection with the Guarantors’ proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $700,000,000 in aggregate principal amount of 8.50% Senior Notes due 2019 (the “Notes”) to be issued by NRG Energy, Inc., a Delaware corporation (the “Issuer”), in an underwritten public offering pursuant to the captioned registration statement (such registration statement, as amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on February 13, 2009, under the Securities Act of 1933, as amended. The Notes are to be issued pursuant to the Indenture (the “Base Indenture”), dated as of February 2, 2006, between the Issuer and Law Debenture Trust Company of New York, as Trustee (the “Trustee”), as supplemented by the Twenty-Second Supplemental Indenture (herein so called), dated as of June 5, 2009 (the Base Indenture, as so supplemented, the “Indenture”), among the Issuer, the Guarantors and the other guarantors party thereto and the Trustee. Pursuant to the Indenture, the Guarantors, along with such other guarantors, will guarantee the obligations of the Issuer under the Notes.
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following: (i) the organizational documents of each of the Guarantors, (ii) resolutions adopted by the board of directors or managers of each of the Guarantors or its general partner with respect to, among other things, the execution and delivery by the Guarantors of the Twenty-Second Supplemental Indenture, (iii) the Registration Statement, including the base prospectus dated February 13, 2009 contained

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June 5, 2009 Page 2
therein, and the prospectus supplement thereto dated June 2, 2009 relating to the offering of the Notes and (iv) the Base Indenture and the Twenty-Second Supplemental Indenture. We have also examined such other documents and certificates and such matters of law as we have deemed necessary for the purposes of this opinion.
     In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified or photostatic copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered. As to any facts material to the opinions expressed herein, we have made no independent investigation of such facts and have relied upon certificates of the Secretaries of the Guarantors or their general partners.
     Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, (iv) any law except the laws of the State of Texas and (v) the securities or “blue sky” laws and regulations of the State of Texas.
     Based upon the foregoing and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:
     1. The Guarantors have duly authorized, executed and delivered the Twenty-Second Supplement Indenture.
     2. When the Notes have been issued by the Issuer and authenticated by the Trustee in accordance with the Indenture, and delivered to the purchasers thereof against payment therefor as contemplated by the Registration Statement, the guarantee by each of the Guarantors of the obligations of the Issuer under the Notes pursuant to the provisions of the Indenture will be a binding obligation of such Guarantor.
     The opinions expressed in this letter are limited to the specific issues addressed herein, and no opinion is implied or may be inferred beyond that expressly stated herein. This opinion letter is rendered as of its date, and we expressly disclaim any obligation to update this letter after the date hereof.

June 5, 2009 Page 3
     This opinion is furnished to you in connection with the filing by the Issuer of a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. We hereby consent to the filing of this opinion with the Commission as an exhibit to such Current Report on Form 8-K.

Very truly yours,
/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.